Exhibit 99.1

Conference Call Transcript

RLI Corp.  — Earnings Conference Call — 2nd Quarter 2017

July 20, 2017   //  10:00 am (CDT)

PARTICIPANTS

Corporate Participants

Jonathan E. Michael — Chairman and Chief Executive Officer

Craig W. Kliethermes — President and Chief Operating Officer (Insurance Companies)

Thomas L. Brown — Senior Vice President and Chief Financial Officer

Aaron H. Jacoby — Vice President, Corporate Development

Other Participants

Name	Affiliation

Randy Binner	FBR Capital Markets & Co.
Arash Soleimani	Keefe, Bruyette & Woods, Inc.
Jeff Schmidt	William Blair & Company, LLC
Mark A. Dwelle	RBC Capital Markets LLC

RLI CORP.

Moderator: Aaron Jacoby

July 20, 2017

10:00 a.m. (CDT)

Operator:  Good morning, and welcome, ladies and gentlemen, to the RLI Corp. Second Quarter Earnings Teleconference. At this time, I'd like to inform you that this conference is being recorded. (Operator Instructions)

Before we get started, let me remind everyone that through the course of the teleconference, RLI management may make comments that reflect their intentions, beliefs, and expectations for the future. As always, these forward-looking statements are subject to certain risk factors, which could cause actual results to differ materially. These risk factors are listed in the company's various SEC filings, including in the Annual Form 10-K, which should be reviewed carefully.

The company has filed a Form 8-K with the Securities and Exchange Commission that contains the press release announcing second quarter results. RLI management may make reference during the call to operating earnings and earnings per share from operations, which are non-GAAP measures for financial results. RLI's operating earnings and earnings per share from operations consist of net earnings after the elimination of after-tax realized investment gains or losses. RLI's management believes that this measure is useful in gauging core operating performance along reporting periods, but may not be comparable to other companies' definitions of operating earnings. The Form 8-K contains reconciliation between operating earnings and net earnings. The Form 8-K and press release are available on the company's website at www.rlicorp.com.

I will now turn the conference over to RLI's Vice President, Corporate Development, Mr. Aaron Jacoby. Please go ahead, sir.

Aaron Jacoby:  Thank you. Good morning to everyone. Welcome to the RLI earnings call for the second quarter of 2017. Joining me on today's call are Jon Michael, Chairman and CEO; Craig Kliethermes, President and Chief Operating Officer; and Tom Brown, Senior Vice President and Chief Financial Officer.

I'm going to turn the call over to Tom first to give some brief opening comments on the quarter's financial results. Then, Craig will talk about operations and market conditions. Next, we'll open up the call to questions, and Jon will finish up with some closing comments. Tom?

Tom Brown:  Thank you, Aaron, and good morning, everyone. Last night, we reported $0.61 of operating earnings per share on the strength of an 89.3 combined ratio. The theme for the quarter across each segment was one of excellent combined ratios, all well below 100, with headwinds to the top line. The 4% decline in gross written premium reflects our disciplined underwriting culture where we curtailed or exited lines where performance has not measured up.

Our Casualty segment, which makes up two-thirds of our premium, turned into 93 combined ratio. There are a couple of key stories in Casualty. First, transportation was down meaningfully in terms of premium, off $15 million or 40% versus the second quarter of 2016. This was driven by prudent underwriting decisions in the light of recent industry challenges in commercial auto lines. The rest of the Casualty segment performed well, up 12% versus last year on the strength of both mature and newer products. In the quarter, we experienced net favorable development of $10 million across multiple product lines, notably, including a small amount of net favorable development in transportation.

Our Property segment had similar dynamics as Casualty, with premium down, yet producing an attractive combined ratio. In this case, the Property segment's gross premiums was off 10%, but this was primarily driven by the previously discussed withdrawals from the RV and treaty reinsurance business. Absent this impact, the Property segment's gross premium would have been up 2% compared to last year, driven largely by our Marine line. The Property segment finished the quarter with a 92 combined ratio and stand at 83 for the first six months of the year.

Lastly, our Surety segment also followed the trends noted in Casualty and Property. On the one hand, quarterly premium was off 9% due to continued competitive market conditions. On the other hand, the 73 combined ratio continues a long-term trend of outstanding underlying results. Contributing to the combined ratio during the quarter was $2.5 million of favorable loss reserve development.

Turning to investments, there were no major changes to the portfolio in the quarter. Allocations, duration, credit quality, and yield were all fairly stable. Notably, investment income was up slightly in the quarter by 1.5% after nine consecutive quarterly declines. This growth in the income was enhanced by positive total returns in both our equity and bond portfolios on both a quarter and year-to-date basis. Additionally, our two equity method investees, Maui Jim and Prime, performed well with combined 31% increase when compared to the second quarter of 2016. Strong underwriting investment results drove book value growth of 8%, inclusive of dividends for the first half of the year.

One last item to point out. Our tax rate dipped down to 23% in the quarter. This decline was heavily influenced by the tax benefits on share-based plans, the accounting for which change in 2017. The new treatment records this benefit as a reduction to tax expense rather than directly to equity in 2016 and prior. Higher than normal levels of share activity, most notably on deferred compensation distributions, reduced the quarterly estimated tax rate by 8 percentage points and the year-to-date rate by 5 points.

And with that, I'll turn the call over to Craig for further discussion on the operating results. Craig?

Craig Kliethermes:  Thanks, Tom. Good morning, everybody. As Tom mentioned, we posted an 89 combined ratio, while top line was down 4%. Although the decline in revenue is not what we want, it is a good result given some of the headwinds we faced. RLI is synonymous with underwriting discipline, and that means we address underperforming areas decisively but growing and nurturing those niches that have most promise. That's exactly what we have done.

We began exiting our property, treaty, and recreational vehicle businesses at the beginning of the year, and are taking a more conservative approach to our transportation business. That leads to some unfavorable year-over-year revenue comparisons. Excluding our discontinued businesses, top line is relatively flat for the quarter and the year. If we look past the impact from transportation as well, the top line in our remaining portfolio is up mid-single digits for the year and the quarter. So we are seeing pockets of opportunity and continue to deliver very good underwriting results, while we prune and fix what needs mending. Let me provide some more detail by segment.

In Casualty, we were down 1% on the top line, while reporting a 93 combined ratio. Excluding transportation, gross premium is up 12% for the quarter. That growth is being driven by both established and newer products. Our E&S Casualty business grew 14% for the quarter, and is up 5% for the year. We have expanded our specialty footprint by adding several new products in the last two years, including health care, energy liability, and binding authority businesses. In addition, we continue to find ways to grow our core primary and excess liability products in this space. We're also seeing opportunities in our specialty admitted businesses, with new products added in our management liability division as well as the specialty package businesses we continue to invest in.

One product that did not grow in casualty was transportation, where premium was off about 40% for the quarter. This decline is reflective of the repositioning and re-underwriting efforts in the commercial and public sectors. Our underwriters, who have retired from the worst-performing classes in the most challenging jurisdictions, are also aggressively pursuing rate increases, which were up over 10%. We continue to reprice the more marginal risks across the portfolio and separate ourselves from those that are beyond repair. We believe we have momentum and have gained the confidence to retain the most desirable business, while assertively getting an adequate price. This should drive improved performance in these sectors as premiums are earned. From a trucking standpoint, competition remains significant, which has led to the loss of some larger accounts to competitors. We are known for our consistent underwriting appetite and will continue to maintain discipline by focusing on our most profitable relationships and avoid risks that are clearly underpriced.

Overall, casualty results are flat, with the exception of transportation in nonmedical professional liability, where we continue to get rate increases in excess of loss cost inflation. I'm pleased to report that all major casualty products, including transportation, reported an underwriting profit for the quarter.

On to Property, which was down 10% top line for the quarter, while reporting a 92% combined ratio. Excluding discontinued businesses of RV and treaty, we were up 2% for the quarter and flat year-to-date. Rates on Catastrophe business continue to be down double digits. Overall, our E&S Property business was down 3% for the quarter on the top line, as we continue to focus on picking our spots and diversifying our portfolio further. The growth in our Marine business has helped keep our core premium in this segment relatively flat, and they are still finding ways to get small positive rate increases. Despite some storm activity and the sizable fire loss this quarter, we posted positive underwriting earnings for the quarter, while reporting an 83 combined ratio for the year.

In Surety, we reported a combined ratio of 73% for the quarter, while top line was down 9%. Our premium is off 4% year-to-date, which is more in line with expectations in this market. The timing of bonding requests and releases, as well as the purposeful retirement from the few large accounts and programs, drove the bigger shortfall in the quarter. Meanwhile, we had very good underwriting results reported across all four major products in surety, which has led to a 68 combined ratio year-to-date.

Competition in commercial surety is very challenging. Lower rates and less discipline standards for extending credit and indemnification continued to be more commonplace. We are keeping our powder dry, waiting on a more rational market to reappear. Meanwhile, we are doubling down on our marketing efforts with existing and new relationships, while we are investing in technology and ease of doing business. We think our cautious approach in this frothy market is the most prudent path.

Overall, we reported another solid quarter. We have added several new products that have momentum, and we continue to find ways to tap our unrealized potential and widen moats on our more established products. In a soft market, you must know your niches, and our knowledge is narrow and deeper than most. In our largely diversified product portfolio, we see both pockets of opportunity and also some places that requires us to pause and take corrective actions. We have a low tolerance for underperforming products, and we certainly have demonstrated this by addressing the few we have swiftly and without regard for top line, all the while singularly focused on maximizing underwriting profit. This underwriting discipline is what our investors have come to expect of us and is what we expect of ourselves as owners.

I want to thank all of our owner associates for their hard work and commitment to the long-term success of RLI. And I'll turn it back to Aaron, who I think will open it up for questions.

Aaron Jacoby:  Thanks, Craig. Yes, operator, we can now open up the call for questions.

Operator:  (Operator Instructions) Your first question which comes from Randy Binner.

Randy Binner:  I have a couple, just in casualty. I guess the first is, with transportation down 40%, I'm presuming that it's kind of continued reaction to severe losses in commercial auto. Is that -- that is what's driving? Is that right? Is it -- and any color you can give on that? Is it mostly trial bar driven? Or what exactly is continuing to drive that experience?

Craig Kliethermes:  Randy, this is Craig. As you know, the industry saw a spike in loss ratio. Let's say if you go back all the way back to 2009 to 2011, I think the industry loss ratio spiked about 20 points. And I think in retrospect, we would say that it also happened to us, fortunately from a lower base, and it was mostly severity driven. I think you were asking that question. For us, it was severely driven. I think other people saw frequency, and I think that was part of the reason it was a longer delay for us to realize that since severity is not quite is easy to see as claim count spiking. We've actually started re-underwriting effort long before third quarter of last year, probably the first part of last year, because we started seeing just a slight elevation in loss ratios. So we've been working at this for a little while. I mean I'd say that the deepest part of it, we’re probably entering midway through the third quarter of what -- of this effort. And we're working hard at all of our business in realization of the higher severity that we saw.

Randy Binner:  Okay. So it's got a decent amount of tail to it. And then on the E&S casualty comments, health care, energy, and some other areas, I guess, what is it that's making that part of the market work? Is it smaller case? Is it more sensitive to a better economy? What's making that piece of the market work for you all?

Craig Kliethermes:  Well, it's a little bit of mix. One, we've added some new teams of people, and their relationships with some brokers. But also, these tend to be a little smaller risk in, I'll say, the energy and some of the other spaces. Some of it is rounding out our portfolio so that we have a broader product portfolio to offer to the same client. And I'd say in the health care space that we're seeing opportunities is really -- there has been some retrenchment in the health care space for facilities. So we've seen less competition in that space.

Operator:  Our next question comes from the line of Arash Soleimani.

Arash Soleimani:  I just wanted to follow up on the, I guess, some of the severity comments you were making. And last quarter you had also mentioned that loss inflation is ticking up slightly, you said, within the broader commercial casualty landscape. I just wanted to know if you could, I guess, provide updated thoughts on that comment from last quarter?

Craig Kliethermes:  Arash, this is Craig. I mean, we continue to see, I think, an increase in severity across casualty lines. I think it's much more pronounced in the transportation space. We have not seen it bleed over too much into the general liability space. It's a much more active plaintiff bar. I think they've -- there are certain areas that they're always pretty good at finding spots, popping up cottage industries in certain places where they find weaknesses. But I think it's a little more pronounced, with maybe some juries that are a little more willing to listen to that side of the argument.

Arash Soleimani:  Okay. So would you say that the way you've been reserving then lately is a bit more cautious than it may have in a year ago at this time? Is that a fair statement, just given what you're seeing with...

Craig Kliethermes:  Arash, again, we're always cautious I would say. We're going to continue to be some would say conservative in the way that we approach reserves. But certainly, I'll say in the transportation space and the auto-related space, probably more there than other places. I mean, where we see it, certainly we're going to take a conservative view. (inaudible). Go ahead.

Arash Soleimani: No, you go ahead. Sorry.

Craig Kliethermes: No, I had nothing really to add. Go ahead, Arash.

Arash Soleimani:  My other question was just on the core loss ratio. So those were up year-over-year in each of the three segments. I just wanted to get your comments around that, how we should be thinking about that metric across the book?

Tom Brown:  Arash,  it's Tom Brown. They are up slightly to your point. If you compare it to the second quarter last year, but I think we're dealing with a plus or minus 1%. It's hard to read a lot into that. I would say that our mix has changed slightly – property is down considerably. And we have, Craig you mentioned the one large claim that we had during the quarter as well, that has an impact on the current year.

Craig Kliethermes:  And certainly on the casualty side, I mean on the auto-related products, we’re taking a little more conservative view to where we're booking the accident year, which I think is prudent.

Arash Soleimani:  And what was the – you mentioned – I think Tom also just mentioned the one large claim here. Can you remind me what that was?

Craig Kliethermes:  We had a large fire loss – it happened to be a recycler – but near the end of the quarter. It was large, I mean for us, we don't have too many big losses. So for on net basis, a couple of million dollars.

Arash Soleimani:  Was that in the property segment?

Craig Kliethermes:  It was, yes.

Operator:  Our next question comes from Jeff Schmitt.

Jeff Schmitt:  I think most of my questions were answered. But just on the tax rate, you'd mentioned the benefits here and how these -- the change on how the share-based plans are accounted for. What's the impact on that run rate going forward? Do you have a sense on an annual basis, let's say?

Tom Brown:  Jeff, it's Tom Brown. Thanks for the question. It's hard. As you recall, when this new accounting pronouncement was released, there was lot written that this was going to create volatility in the effective tax rate, and that's exactly what we have here. As I said earlier, it was 8% for the quarter, 5% for the first 6 months. It's going to be in the 1 to 2 on a more normalized basis. But again, you could have these spikes just simply by the function of a stock option, say an outsized stock option, exercise or the deferred compensation plans where somebody takes a distribution. So I think it's pretty true to form with what was written about this new pronouncement when it came out.

Jeff Schmitt:  Okay. So you think 1 to 2 points lower going forward on an annual basis than what it was in the past.

Tom Brown:  So I would go back to what our, historically we're in the 28% to say 31% range, give or take where we are with underwriting profits, coupled with mix of municipal tax exempt bonds in the portfolio. But having said that, yes, you could get volatility on a more normalized basis of 1 to 2 points, depending on how much is exercised or distributed. This was a pretty outsized distribution in the quarter.

Jeff Schmitt:  Okay. I don't know if you touched on this, but the policy acquisition cost, or that ratio, was down, the lowest it’s been in a few years, was there anything in particular that drove that?

Tom Brown:  I would just say mix on that, Jeff.

Operator:  Next, we'll go to Mark Dwelle.

Mark Dwelle:  Most of my main questions have been covered. But could you talk through the decline in surety premiums? That was definitely steeper. I know you've been kind of commenting of price competition there for a while, but that was a pretty sharp turnaround in the quarter?

Craig Kliethermes:  Sure, Mark, this is Craig. I think I said in my remarks, but there is some timing between some particular larger bonds that we bound last year and also some releases on bond. And those releases sometimes come with return premium. And also, think we've taken a little more cautious approach particularly in the commercial surety space as I mentioned I think it is very competitive there and particularly in regards to rates, but also in regards to terms and conditions. And I just think we’re going to be a little more conservative there, because I think that it's very, very competitive. We did lose a program. We lost a miscellaneous Surety program as well, but that was actually by our choice, so that was actually another maybe $1 million of reduction in the top line for the quarter. So...

Mark Dwelle:  To the extent of the timing differences, is that then something – there's a portion of this that effectively should I would suppose get picked back up in the third quarter? Or was the timing, the other direction, which is to say it renewed in the first quarter instead of the second quarter?

Craig Kliethermes:  Honestly, I really can't speak to the future necessarily what's going to happen next quarter or the quarter after that. I can just say that this would be outliers a little bit for this quarter, per se.

Operator:  We'll take a follow-up question from Arash Soleimani.

Arash Soleimani:  I just wanted – on the expense ratios, they were down in both casualty and surety by a decent amount, I just wanted to see if there was anything in particular driving that?

Craig Kliethermes:  Let me break that down a bit, Arash. Casualty could be mix again. But surety, I think they've been focused on efficiencies. It's down about 2% I think year-over-year in the quarter. That also could be driven largely by the mix. The miscellaneous surety carries a very high, much higher, excess of cost than the other three, the energy, commercial, and contracts, so that can have an influence on it. But I would give credit where credits due and they've done a good job on looking at some efficiency in their processes on that. Casualty, I guess I would probably attribute a little bit to the mix. You didn't ask about property. Property is up. We talked about that in the past, it's up because the top line has declined significantly. While we've taken some efficiency measures, we’re slow to let go people because as you all know, once that market turns, it's hard to find those people in the market. So we are hanging on to our talent for the time being.

Operator:  With no further question, I'll now turn the conference back over to Mr. Jonathan Michael.

Jon Michael:   Thank you all for attending. Another good quarter, 89 plus combined ratio for the quarter. We're pleased with that. We're pleased with some of the underwriting decisions we made on transportation and other lines, and we do have some momentum on some of the newer things that we've put in place in the last couple of years. Thanks again for attending. We'll talk to you again next quarter.

Operator:  Ladies and gentlemen, if you wish to access the replay for this call, you may do so by dialing 1 (888) 203-1112, with an ID number of 9167582. This concludes our conference for today. Thank you all for participating, and have a nice day. All parties may now disconnect.

# # # # # # # # # #   E  N  D   # # # # # # # # # #